Exhibit 99.1
NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Financial Results for its Short Year 2015 First Quarter

GREENVILLE, Wis., September 1, 2015 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education marketplace, today announced its financial results for the quarter ended July 25, 2015.  The Company will be hosting a teleconference and webcast tomorrow, September 2, 2015 at 10:00 a.m. ET to discuss its results of operations and outlook.

School Specialty previously announced a change in its fiscal year end from the last Saturday in April to the last Saturday in December.  As a result, the Company plans to report its financial results for the period of April 26, 2015 to December 26, 2015 (“Short Year 2015”) on a transition report on Form 10-K.

Joseph M. Yorio, President and Chief Executive Officer of School Specialty stated, “The changes we’ve made throughout the organization, and particularly in our fulfillment centers and sales force, helped drive year-over-year improvements and I’m pleased with what our team has accomplished.  While it may take more time for some of our new growth initiatives to materially impact results, our revenues have stabilized and are trending consistent with expectations.  I believe we’re better positioned than at any time over the past several years to drive organic growth.   Additionally, the changes we have implemented over the past six months to right size and realign our organization are not only resulting in lower expenses, but greater efficiencies and collaboration within all departments.  Despite operating today with 20% fewer associates than a year ago, our organization is delivering for our customer’s at the most efficient rate in memory and prudently investing in growth.    We are on track to meet our Short Year 2015 projections and we’re aggressively going after new business opportunities in existing and new markets that will have a positive impact in 2016 and beyond.”

First Quarter Results for the Short Year 2015 (compares three months ended July 25, 2015 and July 26, 2014)

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Revenues for both the three month periods were $199.5 million.  Distribution segment revenues increased 2.4% or $4.0 million, to $170.6 million, driven by increases in the Company’s Supplies and Furniture product lines, which were up $5.4 million and $3.9 million, respectively.  The gains in these categories helped offset a $4.5 million decline in the Agenda category.  Curriculum segment revenues decreased 11.9% or $3.9 million, from $32.8 million to $28.9 million, with the majority of the decline in the Science group ($3.3 million).  This decline, however, was primarily related to the timing of order shipments and the majority is expected to be recovered in the next quarter.  The Science category is well-positioned as recently launched new products, aligned with Next Generation Science Standards, are experiencing strong demand.

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Gross margin was 39.1% as compared to 39.4%.  Distribution segment gross margin was 36.6% as compared to 37.1%.  The decline in the Distribution segment gross margin was primarily related to a change in mix within the Segment, driven by an increase in Furniture revenues and a decrease in Agenda product sales.  Curriculum segment gross margin was 54.0% as compared to 51.1%.  A decrease in product development amortization resulted in 270 basis points of gross margin improvement.

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SG&A expenses were $57.7 million as compared to $61.9 million, a decrease of $4.2 million or 6.8%.  SG&A attributable to the Distribution and Curriculum segments decreased $2.1 million, driven by lower compensation and benefit costs associated with a lower headcount.  Savings within the business segments were partially offset by incremental costs associated with outsourcing a portion of the Company’s call center operations and transferring certain fulfillment activities to a third-party logistics provider to improve service to west coast customers.  Corporate SG&A declined $2.1 million, primarily as a result of a decrease in restructuring related costs.

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Operating income was $20.1 million as compared to operating income of $16.5 million, an increase of 21.8%, driven primarily by lower SG&A costs in the current quarter.

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Net income was $15.0 million as compared to net income of $11.0 million, a $4.0 million or 36.4%, improvement.  Net income for the current year quarter benefited from $1.7 million less in depreciation and amortization costs and $2.4 million less in restructuring and reorganization charges.

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Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $27.3 million as compared to $27.2 million, a slight year-over-year improvement.  Adjusted EBITDA in the current year fiscal quarter includes $0.3 million of unrealized foreign currency translation losses as compared to an unrealized gain of $0.1 million in the prior year quarter.

Mr. Yorio continued, “While there are still areas we need to address, our Fulfillment Centers’ performance was exceptional in the quarter and facilitated growth in our Distribution segment.   Furniture is consistently delivering strong results and remains well-positioned for continued growth and we continue to address opportunities that we believe will improve the growth outlook for the Supplies and Instructional Solutions category.  Although the A/V Tech and Agenda product lines were down, we’ve taken steps to address this and in the case of Agendas, have reconstructed our product offering to better meet customer needs.  We also have a number of new solutions coming to market in Science and Reading, building off existing product sets that have resonated well with customers.  With a dual inside and outside sales coverage model, we’ve set the foundation to not only increase our reach into our core education market, but also, pursue new markets and drive organic growth.  We are no longer in ‘turnaround mode’, but rather, implementing change to drive growth and improved bottom-line performance.  Operating profits are up and restructuring costs and non-recurring expenses are down significantly, a key take-away for our future results.  I look forward to reporting on our progress in the coming quarters.”

For more specific information on the Company’s outlook, please refer to page 18 of the presentation on financial results which will be published shortly and made available on its website under the Investor Relations section.

Speaking from management on tomorrow’s conference call and webcast (September 2, 2015 at 10 a.m. ET) will be Joseph M. Yorio, School Specialty’s President and Chief Executive Officer and Ryan M. Bohr, the Company’s Executive Vice President and Chief Financial Officer.

Conference Call Information

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Toll-free number: 877-266-0479 / International number: 920-663-6267 / Conference ID: 22351989

For those who will be unable to participate, a teleconference replay will be available approximately five hours after the completion of the call and will last for one week (9/2/15 – 9/9/15).

Replay Information

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Replay: 855-859-2056 / International replay: 404-537-3406 / Conference ID: 22351989

Interested parties can also participate in the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 25, 2015, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact	Investor and Media Relations Contact
Ryan Bohr	Glenn Wiener
Ryan.Bohr@SchoolSpecialty.com	IR@SchoolSpecialty.com
Tel: 920-882-5868	Tel: 212-786-6011

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SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Amounts)

	Three Months Ended July 25, 2015	Three Months Ended July 26, 2014

Revenues	$ 199,530	$ 199,469
Cost of revenues	121,528	120,903
Gross profit	78,002	78,566
Selling, general and administrative expenses	57,734	61,942
Facility exit costs and restructuring	192	133
Operating income	20,076	16,491

Other expense (income):
Interest expense	5,038	5,275
Change in fair value of interest rate swap	(58)	(13)
Reorganization items, net	-	271
Income before provision for (benefit from) income taxes	15,096	10,958
Provision for (benefit from) income taxes	138	(56)
Net income	$ 14,958	$ 11,014
Weighted average shares outstanding:
Basic	1,000	1,000
Diluted	1,000	1,000

Net Income per Share:
Basic	$ 14.96	$ 11.01
Diluted	$ 14.96	$ 11.01

Adjusted Earnings before interest, taxes, depreciation,
amortization, bankruptcy-related costs, restructuring
and impairment charges (EBITDA) reconciliation:
Net income	$ 14,958	$ 11,014
Provision for (benefit from) income taxes	138	(56)
Reorganization items, net	-	271
Restructuring costs	192	133
Restructuring-related costs in SG&A/cost of sales	370	2,542
Change in fair value of interest rate swap	(58)	(13)
Depreciation and amortization expense	4,124	4,369
Amortization of development costs	2,245	3,671
Net interest expense	5,038	5,275
Stock-based compensation	260	--
Adjusted EBITDA	27,267	27,206

SCHOOL SPECIALTY, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands, Except Share Data)

	July 25, 2015	July 26, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 8,645	$ 9,281
Accounts receivable, Net	135,143	135,842
Inventories, net	121,236	109,722
Deferred catalog costs	3,739	4,497
Prepaid expenses and other current assets	13,668	19,241
Refundable income taxes	565	7
Asset held for sale	-	2,200
Total current assets	282,996	280,790
Property, plant and equipment, net	30,091	38,557
Goodwill	21,588	21,588
Intangible assets, net	40,153	47,130
Development costs and other, net	26,553	34,132
Deferred taxes long-term	4	14
Investment in unconsolidated affiliate	715	715
Total assets	$ 402,100	$ 422,926

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 70,844	$ 72,475
Accounts payable	65,445	53,443
Accrued compensation	8,190	7,376
Deferred revenue	3,164	2,926
Other accrued liabilities	15,515	16,672
Total current liabilities	163,158	152,892
Long-term debt less current maturities	156,635	156,331
Other liabilities	1,122	998
Total liabilities	320,915	310,221

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1
Capital in excess of par value	118,804	119,391
Accumulated other comprehensive income (loss)	(1,561)	(216)
Accumulated deficit	(36,059)	(6,471)
Total stockholders' equity	81,185	112,705
Total liabilities and stockholders' equity	$ 402,100	$ 422,926